[FHLBank Atlanta logo]

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT: Sharon Cook

Federal Home Loan Bank of Atlanta

scook@fhlbatl.com

(404) 888-8173

Federal Home Loan Bank of Atlanta Announces Preliminary 2011 Year-end Financial Results

ATLANTA, Feb. 22, 2012 - Federal Home Loan Bank of Atlanta (the Bank) today released unaudited financial highlights for the year ended Dec. 31, 2011. The Bank will announce 2011 audited financial results in its Form 10-K filing with the Securities and Exchange Commission, which is expected to be filed on or about March 23, 2012.

The Bank reported net income of approximately $63 million for the fourth quarter of 2011, a decrease of approximately $18 million from net income of $81 million for the fourth quarter of 2010. The Bank reported net income of approximately $184 million for 2011, a decrease of approximately $94 million from net income of $278 million for 2010. As of Dec. 31, 2011, the Bank had total assets of approximately $125.3 billion, a decrease of $6.5 billion, or 4.95 percent, from Dec. 31, 2010. The Bank's advances were $87 billion at Dec. 31, 2011, an increase of $12 billion from Sept. 30, 2011.

The Bank's retained earnings balance was approximately $1.3 billion as of Dec. 31, 2011, an increase of approximately $130 million, or 11.6 percent, from Dec. 31, 2010. Capital stock declined from approximately $7.2 billion at Dec. 31, 2010 to approximately $5.7 billion at Dec. 31, 2011. The Bank continues to meet its regulatory capital requirements.

"It is encouraging to see an increase in advance levels for the fourth quarter of 2011, as shareholders took advantage of historically low rates and extended advance terms," said President and CEO Wesley McMullan.

The Bank's 2011 performance resulted in an annualized return on equity (ROE) of 2.52 percent as compared to 3.42 percent for 2010. The ROE spread to average three-month LIBOR decreased in 2011 compared to 2010, equaling 2.18 percent for 2011 as compared to 3.08 percent for 2010.

The Bank's Board of Directors expects to make a determination on excess stock repurchase and dividend payment in conjunction with the release of the full audited financial statements on or about March 23, 2012.

Federal Home Loan Bank of Atlanta

Financial Highlights

(Unaudited)

(Dollars in millions)

	As of December 31,
Statements of Condition	2011	2010
Investments	$ 36,138	$ 39,879
Advances, net	86,971	89,258
Mortgage loans held for portfolio, net	1,633	2,039
Total assets	125,270	131,798
Consolidated obligations, net	114,992	119,113
Total capital stock	5,718	7,224
Retained earnings	1,254	1,124
Accumulated other comprehensive loss	(411)	(402)
Total capital	6,561	7,946
Capital-to-assets ratio (GAAP)	5.24%	6.03%
Capital-to-assets ratio (Regulatory)	5.79%	6.74%
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	Three Months Ended December 31,
Operating Results and Performance Ratios	2011	2010
Net interest income	$ 108	$ 127
Provision for credit losses	5	-
Net impairment losses recognized in earnings	(10)	(11)
Letters of credit fees	5	4
Other income	12	27
Total noninterest expense	40	37
Total assessments	7	29
Net income	63	81
Return on average assets	0.21%	0.23%
Return on average equity	3.85%	3.99%

	Years Ended December 31,
Operating Results and Performance Ratios	2011	2010
Net interest income	$ 459	$ 544
Provision for credit losses	5	-
Net impairment losses recognized in earnings	(118)	(143)
Letter of credit fees	19	14
Other (loss) income	(5)	42
Total noninterest expense	123	79
Total assessments	43	100
Net income	184	278
Return on average assets	0.15%	0.19%
Return on average equity	2.52%	3.42%

Additional financial information concerning the Bank's results of operations for the most recently completed year will be available in the Bank's Form 10-K scheduled to be filed on or about March 23, 2012 with the Securities and Exchange Commission and will be available at www.fhlbatl.com or www.sec.gov.

About the Federal Home Loan Bank of Atlanta

FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System which since 1990 has contributed more than $4 billion to the Affordable Housing Program.

For more information visit our website at www.fhlbatl.com.

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